Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Peter W. Hennessey, Associate General

Counsel & Corporate Secretary, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms

3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DuPont de Nemours, Inc. (the Company).

This authorization shall remain in effect as long as I am an executive officer of the Company unless it is earlier specifically revoked by me.

      Very truly yours,

      /s/ Lori D. Koch

Lori D. Koch

Executive Vice President

        and CFO

      February 18, 2020